Exhibit 12

CENTRA FINANCIAL HOLDINGS INC. AND SUBSIDIARIES ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2004

COMPUTATION OF RATIOS

CASH DIVIDENDS PER SHARE	Cash dividends paid/Common shares outstanding at
date of declaration
BOOK VALUE PER SHARE	Total stockholders’ equity/Common shares outstanding
at year-end
RETURN ON AVERAGE ASSETS	Net income/Average assets
RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	Net income/Average stockholders’ equity
TANGIBLE RETURN ON AVERAGE ASSETS	(Net income)/(Average assets)
TANGIBLE RETURN ON AVERAGE STOCKHOLDERS’ EQUITY	(Net income)/(Average Equity)
EARNINGS PER SHARE	(Net income)/(Weighted average common shares
outstanding)
NET INTEREST MARGIN	(Net interest income/Average earning assets
NON-INTEREST EXPENSE TO AVERAGE ASSETS	Non-interest expense/Average assets
EFFICIENCY RATIO	(Non-interest expenses less non-recurring,
non-operational items)/(Net interest income plus
non-interest income)
AVERAGE LOANS TO AVERAGE DEPOSITS	Average gross loans/Average deposits
DIVIDEND PAYOUT RATIO	Dividends declared/Net income
AVERAGE STOCKHOLDERS’ EQUITY TO AVERAGE ASSETS	Average stockholders’ equity/Average assets
PRIMARY CAPITAL TO PERIOD END TOTAL ASSETS	(Stockholders’ equity plus allowance for loan
losses)/(Period end total assets plus allowance for
loan losses)
TIER I CAPITAL TO PERIOD	(Stockholders’ equity less accumulated other
comprehensive Income/(loss)("Tier 1 Capital")/Risk
adjusted assets
TOTAL CAPITAL RATIO	Tier 1 Capital plus allowance for loan losses/Risk
adjusted assets
TIER I LEVERAGE RATIO	Tier 1 Capital/Quarterly average assets
NET CHARGE-OFFS TO AVERAGE LOANS	(Gross charge-offs less recoveries)/Average net loans
NON-PERFORMING LOANS AS A PERCENTAGE OF	(Non-accrual loans plus loans past due 90 days or
PERIOD END	greater plus loans renegotiated loans)/Gross loans
net of unearned interest
NON-PERFORMING ASSETS AS A PERCENTAGE OF	(Non-accrual loans plus loans past due 90 days or
TOTAL ASSETS	greater plus renegotiated loans plus other real
estate owned)/Total assets
ALLOWANCE FOR LOAN LOSSES TO PERIOD END TOTAL	Allowance for loan losses/Gross loans net of
LOANS	unearned interest

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